CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus dated December 1, 2024, and included in Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, File No. 333-114788) of Pioneer Asset Allocation Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated September 29, 2023, with respect to the financial statements and financial highlights of Pioneer Solutions-Balanced Fund, included in the Annual Report to Shareholders (Form N-CSR) for the year ended July 31, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 26, 2024